Exhibit 99.1

NXT-ID ANNOUNCES APPOINTMENT OF SHERICE TORRES

TO COMPANY’S BOARD OF DIRECTORS

Torres brings top tech global marketing and brand strategy experience to help the company with its mission to transform care technology

Louisville, Ky., Feb. 23, 2022 – NXT-ID, Inc. (NASDAQ: NXTD), provider of personal emergency response systems (PERS), health communications devices and IoT technology, today announces the appointment of Sherice Torres to the company’s board of directors. Torres, who currently serves as the Chief Marketing Officer for Circle Internet Financial, LLC (Circle), brings nearly 30 years of marketing, brand management, strategic planning and change management for companies like Google and Meta (formerly Facebook) to her board role.

NXT-ID is working on reinventing care technology for seniors, veterans and other loved ones so they can live confidently and independently at home for as long as possible. The company is working to bring innovation to the personal emergency response (PERS) category to provide smarter lifestyle technology and a more customized user experience.

Torres brings a wealth of marketing knowledge and experience to NXT-ID as the company strives to transform the PERS sector. Prior to her executive leadership role with Circle, she served as the Chief Marketing Officer for Novi, a fintech division of Meta/Facebook. Torres also held several senior marketing roles at Google focusing on social responsibility, child and family products, Google Pay and Google Shopping. She also spent nearly 15 years at Nickelodeon leading teams focused on consumer products, strategic planning, digital video and paid apps. Torres started her career in change management with Deloitte Consulting.

Torres is a member of several non-profit organizations focusing on advancing professional opportunities for women and people of color. She has been recognized for her leadership and community service by several organizations including the National Diversity Council, Black Enterprise Magazine and Crain’s Business. Torres earned an MBA in Marketing & Strategic Planning from Stanford University and an undergraduate degree from Harvard University.

“I’m honored to join NXT-ID’s board of directors and look forward to working with the team to help them grow, evolve and deliver innovative care technology to improve people’s lives,” said Torres. “As Boomers age, we are going to see a huge shift in who and how people are going to interact with technology. I have no doubt NXT-ID will be leading the way and developing tech solutions that will help people feel empowered, connected and safe each day.”

In the U.S.,10,000 people turn 65 every day, and the number of older adults will double over the next several decades, representing more than 23% of the population by 2050. PERS will play a critical role as many people want to age gracefully and live independently at home for as long as possible.

“We’re thrilled to welcome Sherice to our board. Not only is her background impressive, the insight and ideas she brings to the table will be extremely valuable as we take NXT-ID into this next chapter and work to bring important innovation to the industry,” said Chia-Lin Simmons, NXT-ID's Chief Executive Officer. “We look forward to having her expertise as we carry out our mission and vision going forward.”

NXT-ID’s affordable, reliable emergency response IoT devices keep over half a million loved ones safe every day. Currently, the company offers devices that can be used at home (Freedom Alert) or on-the-go (Guardian 911) allowing people in an emergency to connect to caretakers and/or call 911.

About NXT-ID
NXT-ID, Inc. (NASDAQ: NXTD) provides personal emergency response systems (PERS), health communications devices and IoT technologies to create a connected care platform. The company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark LLC, a division of NXT-ID, revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point that everyday consumers could afford. NXT-ID’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors. The company was recently awarded a contract by the U.S. General Services Administration that enables the company to distribute its products to federal, state and local governments. For NXT-ID corporate information, contact: info@nxt-id.com.

Cautionary Statement Regarding Forward Looking Statements
Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect NXT-ID's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding NXT-ID's successful execution of its business strategy. When used herein, the words "anticipate," "believe," "estimate," "upcoming," "plan," "target", "intend" and "expect" and similar expressions, as they relate to NXT-ID or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to NXT-ID and are subject to a number of risks, uncertainties, and other factors that could cause NXT-ID's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

Media Contact:
Erica Zeidenberg
Hot Tomato Marketing
erica@hottomato.net
925-518-8159 mobile